Exhibit 4.42

Amendment No. 1 to SECURITIES PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the SECURITIES PURCHASE AGREEMENT dated as March 13, 2019 (the “Agreement”) is made as of this ___ day of March, 2019, by and among Globus Maritime Limited, a Marshall Islands corporation (the “Company”), and Arnaki Ltd., a British Virgin Islands company and the sole Buyer under the Agreement (“Buyer”).

RECITALS

A.       This Amendment is made to correct a typographical error included within Section 4(n)(ix) of the Agreement, wherein the term “Excluded Securities” was listed as defined within the Notes, but due to a ministerial error was not defined therein.

B.       Section 9(e) of the Agreement provided that the Agreement could be amended upon the written consent of the Company and the Required Holders. On the date hereof, Arnaki Ltd. is the only Holder and therefore the only party other than the Company whose consent is required in connection with the adoption of this Amendment.

C.       References below to this “Agreement” refer to the Agreement as amended by this Amendment. Other capitalized terms used but not defined herein shall be as defined within the Agreement or the other Transaction Documents, as the case may be.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Buyer hereby agree as follows:

1.             Replacement of Section 4(n)(ix). In Section 4(n)(ix) is hereby deleted and replaced in its entirety as follows:

4(n)(ix): The restrictions contained in this Section 4(n) shall not apply in connection with the issuance of any (i) Common Shares or Class B Shares or standard options to purchase Common Shares or Class B Shares issued to directors, officers or employees of the Company for services rendered to the Company in their capacity as such, provided that (A) all such issuances (taking into account the Common Shares or Class B Shares issuable upon exercise of such options) after the Subscription Date pursuant to this clause (i) do not, in the aggregate, exceed more than 5% of the Common Shares (on an as converted or exercised basis) issued and outstanding immediately prior to the Subscription Date and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Buyers; (ii) Common Shares issued upon the conversion or exercise of Convertible Securities (other than standard options to purchase Common Shares that are covered by clause (i) above) issued prior to the Subscription Date, provided that the conversion price of any such Convertible Securities (other than standard options to purchase Common Shares that are covered by clause (i) above) is not lowered, none of such Convertible Securities (other than standard options to purchase Common Shares that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than standard options to purchase Common Shares that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; and (iii) the Common Shares issuable upon conversion of the Notes or otherwise pursuant to the terms of the Notes; provided, that the terms of the Notes are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date). The Company shall not circumvent the provisions of this Section 4(n) by providing terms or conditions to one Buyer that are not provided to all.

2.             No Other Amendments. Except as amended by Section 1 of this Amendment, the Agreement otherwise remains in full force and effect.

3.             MISCELLANEOUS.

(a)               Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(b)               Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[signature page follows]

IN WITNESS WHEREOF, Buyer and the Company duly executed this Amendment as of the date first written above.

COMPANY:
GLOBUS MARITIME LIMITED By: /S/ Athanasios Feidakis Name: Athanasios Feidakis Title: President, Chief Executive officer and Chief Financial Officer

BUYER:
ARNAKI LTD. By: /S/ Moses Benaim Name: Moses Benaim Title: Director